EXHIBIT 99.1

Applied Industrial Technologies Reports Fiscal 2023 Second Quarter Results

•Net Sales of $1.1 Billion Up 20.9% YoY; Up 21.1% on an Organic Basis
•Net Income of $80.5 Million; EPS of $2.05 Up 40.8% YoY
•EBITDA of $125.5 Million Up 35.6% YoY
•Quarterly Dividend Increased to $0.35 Per Share
•Raising Fiscal 2023 Guidance

CLEVELAND, OHIO (January 26, 2023) – Applied Industrial Technologies (NYSE: AIT), a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies, today reported results for its fiscal 2023 second quarter ended December 31, 2022.

Net sales for the quarter increased 20.9% to $1.1 billion from $876.9 million in the prior year. The change includes a 0.5% increase from acquisitions, offset by a negative 0.7% impact from foreign currency translation. Excluding these factors, sales increased 21.1% on an organic basis across both the Service Center segment and Engineered Solutions segment. The Company reported net income of $80.5 million, or $2.05 per share, and EBITDA of $125.5 million. On a pre-tax basis, results include $8.9 million ($0.17 after tax per share) of LIFO expense compared to $4.7 million ($0.09 after tax per share) of LIFO expense in the prior-year period.

Neil A. Schrimsher, Applied’s President & Chief Executive Officer, commented, “We had another solid quarter with organic sales growth exceeding 21% against difficult comparisons. The broader U.S. manufacturing environment remained productive during the quarter, and we continue to benefit from our internal sales initiatives, industry position, and channel capabilities. This is presenting recurring growth opportunities across both legacy and new market verticals. From technical MRO support to advanced engineered solutions, we are playing a broader and more integral role across the industrial supply chain as customers embrace service requirements and investments. Concurrently, we continue to control costs and leverage operational enhancements, resulting in record EBITDA margins and notable EPS growth. Overall, these results further demonstrate our enhanced growth profile and earnings power as we capitalize on our strategy and various secular, structural, and company-specific tailwinds.”

Mr. Schrimsher added, “Based on our second quarter performance and updated outlook, we are raising fiscal 2023 guidance for sales, EBITDA margins, and EPS. While order rates are gradually normalizing and macro uncertainty is persisting, I am encouraged by our performance year to date and ongoing company-specific growth and margin opportunities moving forward. Organic sales are up by a low-twenty percent month to date in January compared to prior-year levels. Underlying industrial sector fundamentals within North America remain favorable long term, and we expect ongoing benefits from a more diverse mix of growth tailwinds tied to our channel strategy and business evolution in recent years. In addition, our cash generation and balance sheet provide capacity to supplement our growth going forward. This includes the ongoing build-out of our advanced automation platform, as highlighted by the acquisition of Automation, Inc. in early November 2022. Overall, I am proud of our team’s continued effort, and we look forward to further showcasing the strength of our differentiated industry position into the second half of fiscal 2023 and beyond.”

Fiscal 2023 Guidance
For fiscal 2023, the Company now projects EPS of $8.10 to $8.50 (prior $6.90 to $7.55), sales growth of 13% to 15% (prior 5% to 9% including 6% to 10% on an organic basis) and EBITDA margins of 11.5% to 11.7% (prior 10.9% to 11.2%). Guidance incorporates ongoing economic uncertainty, inflationary pressures, and supply chain headwinds. Guidance does not assume contribution from potential future acquisitions.

Dividend
Today the Company also announced that its Board of Directors approved an increase in the quarterly cash dividend to $0.35 per common share, payable on February 28, 2023, to shareholders of record on February 15, 2023. This represents the 14th dividend increase since 2010.

Conference Call Information
Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on January 26, 2023. Neil A. Schrimsher – President & CEO, and David K. Wells – CFO will discuss the Company's performance. A supplemental investor presentation detailing latest quarter results and the Company’s outlook is available for reference on the investor relations portion of the Company’s website at www.applied.com. To join the call, dial 877-248-0132 (toll free) or 212-231-2902 (for International callers) using conference ID 22024595. A live audio webcast can be accessed online through the investor relations portion of the Company's website at www.applied.com. A replay of the call will be available for two weeks by dialing 800-633-8625 or 402-977-9141 (International) using conference ID 22024595.

About Applied®
Applied Industrial Technologies is a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies. Our leading brands, specialized services, and comprehensive knowledge serve MRO and OEM end users in virtually all industrial markets through our multi-channel capabilities that provide choice, convenience, and expertise. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as "expect," “will,” “guidance,” “projects,” “assume”, and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy (such as the inflationary environment and supply chain strains), the effects of the health crisis associated with the COVID-19 pandemic on our business operations, results of operations, and financial condition, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission, many of which risks are amplified by circumstances arising out of the COVID-19 pandemic. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.

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CONTACT INFORMATION

Ryan D. Cieslak Director – Investor Relations & Treasury
216-426-4887 / rcieslak@applied.com

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2022	2021	2022	2021
Net Sales	$1,060,280	$876,874	$2,122,685	$1,768,555
Cost of sales	751,775	619,249	1,507,397	1,255,590
Gross Profit	308,505	257,625	615,288	512,965
Selling, distribution and administrative expense, including depreciation	195,612	179,448	395,863	360,174
Operating Income	112,893	78,177	219,425	152,791
Interest expense, net	6,185	7,007	12,665	14,397
Other expense (income), net	758	(869)	1,766	(1,181)
Income Before Income Taxes	105,950	72,039	204,994	139,575
Income tax expense	25,493	15,013	47,657	29,580
Net Income	$80,457	$57,026	$157,337	$109,995
Net Income Per Share - Basic	$2.09	$1.48	$4.08	$2.86
Net Income Per Share - Diluted	$2.05	$1.46	$4.02	$2.81
Average Shares Outstanding - Basic	38,579	38,456	38,552	38,479
Average Shares Outstanding - Diluted	39,208	39,122	39,162	39,104

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31,	June 30,
	2022	2022

Assets
Cash and cash equivalents	$165,538	$184,474
Accounts receivable, net	654,510	656,429
Inventories	523,021	449,821
Other current assets	79,183	68,805
Total current assets	1,422,252	1,359,529
Property, net	112,790	111,896
Operating lease assets, net	105,797	108,052
Intangibles, net	246,739	250,590
Goodwill	572,319	563,205
Other assets	63,007	59,316
Total Assets	$2,522,904	$2,452,588

Liabilities
Accounts payable	$250,407	$259,463
Current portion of long-term debt	25,189	40,174
Other accrued liabilities	171,609	199,990
Total current liabilities	447,205	499,627
Long-term debt	624,052	649,150
Other liabilities	155,771	154,456
Total Liabilities	1,227,028	1,303,233
Shareholders' Equity	1,295,876	1,149,355
Total Liabilities and Shareholders' Equity	$2,522,904	$2,452,588

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Unaudited)
(In thousands)

	Six Months Ended December 31,

	2022	2021

Cash Flows from Operating Activities
Net income	$157,337	$109,995
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	11,033	10,863
Amortization of intangibles	15,519	16,205
Provision for losses on accounts receivable	9,573	1,328
Amortization of stock appreciation rights and options	1,871	2,516
Other share-based compensation expense	4,001	3,268
Changes in assets and liabilities, net of acquisitions	(111,542)	(61,066)
Other, net	1,031	(1,845)
Net Cash provided by Operating Activities	88,823	81,264
Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	(25,516)	(6,974)
Capital expenditures	(12,817)	(7,510)
Proceeds from property sales	128	442
Cash payments for loans on company-owned life insurance	—	(14,835)
Net Cash used in Investing Activities	(38,205)	(28,877)
Cash Flows from Financing Activities
Net borrowings under revolving credit facility	—	442,592
Long-term debt repayments	(40,123)	(550,371)
Interest rate swap settlement receipts (payments)	2,684	(3,294)
Payment of debt issuance costs	—	(1,794)
Purchases of treasury shares	(716)	(10,064)
Dividends paid	(26,259)	(25,465)
Acquisition holdback payments	(1,510)	(1,070)
Taxes paid for shares withheld for equity awards	(3,340)	(4,093)
Exercise of stock appreciation rights and options	127	116
Net Cash used in Financing Activities	(69,137)	(153,443)
Effect of Exchange Rate Changes on Cash	(417)	(1,846)
Decrease in cash and cash equivalents	(18,936)	(102,902)
Cash and Cash Equivalents at Beginning of Period	184,474	257,745
Cash and Cash Equivalents at End of Period	$165,538	$154,843

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

The Company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with reporting of non-GAAP financial measures. The Company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results, assessing prospects for future performance, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliation of Net Income, a GAAP financial measure, to EBITDA, a non-GAAP financial measure:

	Three Months Ended December 31,		Six Months Ended December 31,
	2022	2021	2022	2021
Net Income	$80,457	$57,026	$157,337	$109,995
Interest expense, net	6,185	7,007	12,665	14,397
Income tax expense	25,493	15,013	47,657	29,580
Depreciation and amortization of property	5,552	5,436	11,033	10,863
Amortization of intangibles	7,814	8,084	15,519	16,205
EBITDA	$125,501	$92,566	$244,211	$181,040

The Company defines EBITDA as Earnings from operations before Interest, Taxes, Depreciation, and Amortization, a non-GAAP financial measure. Adjusted EBITDA excludes items that may not be indicative of core operating results, a non-GAAP financial measure.

Reconciliation of Net Cash provided by Operating activities, a GAAP financial measure, to Free Cash Flow, a non-GAAP financial measure:
	Three Months Ended December 31,		Six Months Ended December 31,
	2022	2021	2022	2021
Net Cash provided by Operating Activities	$62,880	$32,622	$88,823	$81,264
Capital expenditures	(7,263)	(3,889)	(12,817)	(7,510)
Free Cash Flow	$55,617	$28,733	$76,006	$73,754

Free cash flow is defined as net cash provided by operating activities less capital expenditures, a non-GAAP financial measure.